EXHIBIT 99.1

eLINEAR ANNOUNCES NEW BOARD APPOINTMENT AND CHAIRMAN

HOUSTON, TEXAS, December 22, 2005 - eLinear, Inc. (AMEX: ELU) announced today that co-founder, and Chairman of the Board, Kevan Casey has resigned his position as Director and Chairman. Mr. Casey stated, “I am excited by the talented management team and strong Board that we have assembled and look for this team to provide a successful future for the company.” Replacing Mr. Casey as Chairman of the Board of Directors will be Director and Audit Committee Chair, Carl A. Chase. Mr. Chase stated, “I look forward to working hand-in-hand with CEO Michael Lewis to deliver results and increase returns to shareholders.” Also, newly hired CFO, Mike Hardy, has been appointed to the Board in place of Kevan Casey as a Director.

Michael Lewis, President and CEO of eLinear, stated, “We are grateful for the many contributions made by Kevan since co-founding the company; we anticipate a smooth transition to Carl as he leads the Board.  We are confident that this management team will deliver quality results in 2006 and look forward to increasing shareholder value.”

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Frank Benedetto                   Brian Stanton
Mirador Consulting, Inc.                                     eLinear Solutions
Phone 877-MIRADOR Fax: 561-989-0069                                    Phone: (713) 896-0500
e-mail: fb@miradorconsulting.com                                    e-mail: investorrelations@elinear.com